                                                                      Exhibit 14

[LOGO OF JP MORGAN]

[LOGO OF JP MORGAN ADDRESS]

November 8, 2000

The Board of Directors
Benjamin Moore & Co.
51 Chestnut Ridge Road
Montvale, New Jersey 07645

Ladies and Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Benjamin Moore & Co. (the "Company") of the consideration proposed to be paid to them in connection with the Transaction (as defined below). We understand that the Company, Berkshire Hathaway Inc. (the "Parent") and B Acquisition, Inc. (the "Purchaser") have entered into an Agreement and Plan of Merger, dated November 8, 2000 (the "Agreement"), which provides, among other things, for (i) the commencement by Purchaser of a cash tender offer (the "Offer") for all of the outstanding shares of common stock, par value $3.33 1/3 per share, of the Company (the "Shares") at a purchase price per share of $37.82 (the "Purchase Price") and (ii) the subsequent merger (the "Merger", and together with the Offer, the "Transaction") of Purchaser with and into the Company. Pursuant to the Merger, the remaining Shares not tendered in the Offer will convert into the right to receive the Purchase Price.

  In arriving at our opinion, we have reviewed (i) the Agreement; (ii) the Shareholders Agreement, dated as of November 8, 2000, among the Parent, the Purchaser and certain shareholders of the Company named therein; (iii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (v) current and historical market prices of the common stock of the Company; (vi) the audited financial statements of the Company for the fiscal year ended December 31, 1999, and the unaudited financial statements of the Company for the period ended June 30, 2000; (vii) certain internal financial analyses and forecasts prepared by the Company and its management and the Monitor Group's strategic studies prepared on behalf of the Company; and (viii) the terms of other business combinations that we deemed relevant.

  In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

  In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably

[LOGO OF JP MORGAN]

prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Transaction will have the tax consequences as described in discussions with representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

  Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion. If requested by the Company (and assuming there has been no material change in the terms of the Merger or other relevant conditions since the date of the opinion), J.P. Morgan shall issue an updated opinion as of the date of the proxy statement or other disclosure documents to be mailed to the shareholders of the Company in connection with the Transaction.

  In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Transaction, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Transaction and related transactions. No opinion is expressed whether any alternative transaction might produce consideration for the Company's shareholders in an amount that is in excess of that contemplated in the Transaction.

  We will receive a fee from the Company for the delivery of this opinion. Please be advised that we have no other financial advisory or other relationships with the Company or the Parent. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the equity securities of the Company and the debt and equity securities of public companies in which the Parent or its affiliates have ownership interests for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

  On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration proposed to be paid to the shareholders of the Company in the Transaction is fair, from a financial point of view, to such shareholders.

  This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be referred to and/or reproduced in full in any Schedule TO, Schedule 14D-9, offer to purchase, proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

                                          Very truly yours,

                                          /s/ J.P. Morgan Securities Inc.

                                       2